Exhibit 5.1

Opinion of Richardson & Patel, LLP

December 23, 2011

Aura Systems, Inc.
1310 East Grand Avenue
El Segundo, California 90245

Ladies and Gentlemen:

We have acted as special counsel to Aura Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-178245 dated November 30, 2011, as amended by Pre-Effective Amendment No. 1 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 13,034,000 shares of common stock by certain selling security holders.  This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto, (b) the Company’s certificate of incorporation, as amended, (c) the Company’s bylaws, as amended, (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such Delaware corporate statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form the basis for the opinion hereinafter expressed. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.  The opinion set forth below is rendered solely with respect to the relevant corporate laws of the State of Delaware.

Based on the foregoing, we are of the opinion that the shares of common stock included in the Registration Statement for sale by the selling security holders, including those shares of common stock that will be issued as a result of the conversion of convertible notes, and the exercise of warrants, into shares of common stock in accordance with their respective terms and conditions, will upon such conversion or exercise, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richardson & Patel LLP